CONFIDENTIAL

OFFERING CIRCULAR

OPENING NIGHT ENTERPRISES, LIMITED LIABILITY COMPANY
80 W SIERRA MADRE BLVD,
SUITE 141
SIERRA MADRE, CA 91024
P: 626 355-1049
Total Offering

4,000-10,000 Units

Minimum of
20,000,000 Maximum
of 50,000,000

In LLC membership interests of

OPENING NIGHT ENTERPRISES, LIMITED LIABILITY COMPANY

The  Offering

Offering Price

5,000 per Unit of LLC Membership Interests

THE SECURITIES OFFERED HEREBY ARE
SPECULATIVE AND INVOLVE A HIGH DEGREE
OF RISK AND SHOULD NOT BE PURCHASED BY ANYONE WHO
CANNOT AFFORD THE LOSS OF THE ENTIRE INVESTMENT.

THE DATE OF THIS OFFERING CIRCULAR IS
FEBRUARY 15, 2017

TABLE OF CONTENTS
Article I
SUMMARY INFORMATION 3
Article II
RISK FACTORS 4
Article III
USE OF PROCEEDS OF ISSUER 8
Article IV
DESCRIPTION OF BUSINESS	8
Article V
DIRECTORS, EXECUTIVE OFFICERS
AND SIGNIFICANT EMPLOYEES 11
Article VI
COMPENSATION OF DIRECTORS AND EXECUTIVE
OFFICERS 12
Article VII
SECURITIES BEING OFFERED 12
Article I
SUMMARY INFORMATION

This summary highlights information contained elsewhere in this Offering Circular and does not contain all of the information prospective investors should consider in making their investment decision. Prospective investors should read this summary together with the more detailed information in this Offering Circular, as well as the Operating Agreement and Subscription Documents.

The Limited Liability Company

Opening Night Enterprises, Limited Liability Company the
Company is a Limited Liability Company formed under the laws of the State of California. The principal executive offices of the Company are located at 80 West Sierra Madre Blvd, Suite 141
Sierra Madre, CA  91024.

The Managers of the Company are Charles Jones II Enterprises,
Inc. whose principal and authorized signatory is Charles Jones
II, Kristin Chenoweth, Regina Dowling and any additional
Managers added pursuant to the terms hereof and the terms of the Operating Agreement.

Members shall mean investors in the Company.

The purpose of the Company is to produce a television series titled Opening Night the Program or series whereby throughout 13-weeks of episodes the Company will present select portions of three new dramatic live stage musicals.
It is anticipated that the presentation of the musicals to viewers generate interest to see them in live venues, including Broadway. Potential revenues in addition to fees from studios, networks and/or sponsor s include ticket and ancillary revenue, including recordings and merchandising. The Company intends to begin producing the television series in 2018.

The Television Program Opening Night and Its Musicals

The Program will feature performances of a variety of specific selections and scenes from new Musicals using the talents of celebrities and mentors from the theater world who will offer their expertise to develop each of the musicals. Kristin Chenoweth, the popular Emmy and Tony [add trademarks] award-winning actress, will serve as a mentor for the television series. Each episode will showcase excerpts of select portions of each musical. In the penultimate episode of the season of just one is anticipated, viewers will be afforded the opportunity to participate in a decision-making process and vote to decide which
musical is Best of Show.   The Company will have obtained the
requisite rights not just for television but also so as to exploit the musicals, live, subsequent to the series, in developmental productions with an end goal of Broadway. It is expected that the fan base generated by the series will increase the commercial potential of the musicals and thereby benefit the Company and its investors.

The Offering

Security offered
Membership Interests

Units offered	The Company will be capitalized at the
minimum and maximum amounts set forth below see Minimum Offering and Maximum Offering.
A Members Membership Interest will be
that percentage of the capitalization
consisting of that Members contribution.
For purposes of numerical clarity and
convenience, an investor shall receive a Unit for each 5,000 invested, and, as such, there will be a minimum of 4,000
Units sold so as to reach the Minimum
Capitalization and 10,000 Units of to
reach the Maximum Capitalization.

Price per Unit
5,000

Minimum offering 20,000,000 4,000 units.
Prospective
investors should note that the
Managers may accept non-equity
contributions, such as loans or goods or services from sponsors or others, which correspondingly may reduce the Minimum offering amount necessary to raise from the Members

Maximum offering
50,000,000 10,000 units

Minimum investment
One unit at 5,000.

Overcall
None

Expenses of offering
It is estimated that expenses of the
offering shall be paid from the
offering proceeds, such as clerical,
legal, filing and other fees.

Use of proceeds	The proceeds of the offering will be used
for the production of the
Program, and so as to capitalize the live production of each Musical in accordance with the relevant budgets. The foregoing may include reimbursement to one or more
Managers to the extent such Managers
expended amounts towards budgetary items.

Purchaser requirements	These securities are offered to investors
pursuant  to  exemptions
under Federal and State securities laws
including, without limitation, Regulation
A under Title IV of the JOBS Act.
Therefore, investors in the Company may
either be accredited  or  unaccredited
investors, but certain limitations are
placed on investments by unaccredited
investors. The Managers may decline
investments from any prospective investor that does not meet the above requirements or for any other reason.

Termination of Offering	This offering shall terminate if the
Minimum offering amount is not raised by January 31, 2021.

Risk Factors
An investment in the Company is highly
speculative and involves substantial
risks. Prospective investors should
carefully review and consider the factors described as Risk Factors.

Article II
RISK FACTORS

An investment in Opening Night Enterprises, Limited Liability Company involves a high degree of risk. Prospective investors should read these risk factors carefully before deciding whether to invest. The following is a description of what is considered the Companys key challenges and risks. The risks and uncertainties described below are not the only risks and uncertainties faced by the Company. Additional risks and uncertainties not presently known to the Company or known to be material may impair the Companys success.

This Memorandum contains certain forward-looking statements that involve many risks and uncertainties. These statements relate to future events or the Companys future financial performance. In some cases, one can identify forward-looking statements by
terminology including could,   may,   will,   should,   expect,
plan,   anticipate,   believe,   estimate,   predict,   potential
or continue, the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those projected as a result of certain of the risk factors set forth below and elsewhere in the Memorandum. The Company cannot guarantee future results, performance or achievements.

No Assurance of Recovery of Capital or Payment of Profits. The Company wishes to emphasize that no one should consider the purchase of the membership interests being offered without recognizing the highly speculative nature of and the risks of loss involved in the purchase of an interest in an enterprise devoted to one or more particular television and/or theatrical productions. Prospective investors should only invest in the Company if they do not require liquidity in their investment and are prepared to lose their entire investment.

Potential Benefits. Though success is not guaranteed, it is expected that the Company may earn revenue not just from the television exploitation of the Program, but thereafter from live stage exploitation ticket sales, which is expected to be augmented by the many viewers of the Program and their past engagement with the musicals and their trajectories.

Uncertainty of Critical or Public Acceptance Minimized. Considerable competition exists among producers in the acquisition of theatrical properties. To some extent, the success or failure of the theatrical venture is dependent upon the ability of the producer to select talent and plays that will appeal to the theater-going public and to produce such work in a desirable manner and in a desirable theater. Further, the Managers hope that the voting process at the end of the Program series will allow them to gain insight into the commercial benefits and challenges of each musical which can subsequently be put to use during the development of the given musicals on stage; an insight that competing producers will not have the ability to harness.

The Company has No Operating History. The Company has recently been formed on January 15, 2017. As such there is no operating history or financial statements on which an investment decision can be based. The likelihood of the success or failure of the Company must be considered in light of the risks, costs, difficulties and delays frequently encountered in establishing a new enterprise, many of which are beyond the Companys control. The Company is subject to all of the risks inherent in the creation of a new enterprise and the competitive environment in which it will operate. There can be no assurance that the Company will prove to be commercially successful or profitable, however, the Managers believe that the prior television exposure will afford the musicals a unique following and will allow the Managers and their partners to utilize marketing, advertising and publicity channels not available to other stage properties.

Limited Business Purpose of Company. The sole business of the Company will be the production of the television series and the presentation of each musical and the exploitation of the rights therein. In any venture the risk of loss is especially high in contrast with the prospects of any profit.

Singe Purpose Entities. The customary method of financing legitimate theater business ventures is by the organization of a Limited Liability Company. When one of the musicals referenced hereunder is produced on stage, a specific limited liability company will be organized as a single purpose entity so as to contract and manage for that specific musical. The Company will be the sole managing member and owner of each such single purpose entity as to insure that the Members of the Company shall have the sole and exclusive entitlement to the net revenues that is, revenues subject to deduction for actual running and other costs of each single purpose entity. The capitalization hereunder is expected to cover the capitalization costs of each musicals production budget.

No Disposition of Interests. There is no market for the resale of Membership Interests and none is expected to develop.
Although an investor has the right to assign his/her interest in the profits of the Company, with the consent of the Managers, no assignee of an investor of the Company has the right to become a substituted investor in place of his/her assignor, unless the Managers consent thereto in writing, which they are not obligated to do.

In addition, as the Membership Interests of the Company are unregistered securities within the meaning of the Federal and State securities laws, an investor may not transfer his/her Membership Interests without registration of such interests or exemption from the provisions of the applicable securities laws and regulations. The Managers are not obligated to register the Membership Interests at any time or to repurchase any units from any investor. Therefore, an investor should only make a purchase for investment purposes and be prepared to bear the economic risk of this investment for an indefinite period of time.

No Assurance. There is no assurance that the investment contributions made hereunder will be recouped or that the Members will realize a profit as a result of their investment in the Company hereunder.

Subsidiary Rights Income is Uncertain. If the Musical is presented on Broadway for a certain number of performances within a specified period, it is expected that the contracts with the authors of the musicals will allow for the prospective investors hereunder to be entitled to a share in the proceeds from the exploitation of subsidiary rights in the Musical, namely exploitations of the musical following the expiration of the Companys rights therein. If the Company is entitled to share in said subsidiary rights income, it is impossible to determine the extent to which such income will amount.

Potential Conflict of Interest. The interests of the Managers may be in conflict with the interests of the investors because one or more Managers hereunder may serve or be engaged as a producer of the Program or the live exploitation of one or more Musicals hereunder, and, as such, may be entitled to a customary, arms-length, standard producer payment. It may be in the interest of such producers to continue to present a musical on stage, whereas it may be in the interest of the Members to cease operations so that any unused capital may be returned.

The obligations of the Managers to the Company are not exclusive. The Managers and their principals are involved in other theatrical and entertainment-related projects as well as in other business activities. Liabilities incurred and commitments undertaken by the Managers with respect to projects other than the Companys business could adversely affect their ability to manage the Company. Moreover, the Managers are expected to engage in the production of other theatrical productions for their own account, and for others, during the term of the Company. Such activities could be seen as competing with the Company and resulting in potential conflicts of interest.

In addition, the Managers may now or hereafter engage in businesses which provide goods and/or services to the Company which otherwise would be provided by unrelated third parties. By becoming an investor in the Company, investors consent to such transactions as long as they are on terms substantially as favorable to the Company as would have been provided by unrelated third parties.

Contributions to the Capital of the Limited Liability Company. Any monies expended by the Managers prior to the completion of the offering of the Company for items which, if incurred by the Company would have constituted production expenses, weekly operating expenses or other expenses relating to any production of each Musical will be considered equivalent to a cash contribution to the capital of the Company if the Managers elect not to have such monies reimbursed to them. The Managers have not made any such election and, consequently, it cannot be known whether such expenditures will, in fact, be cash contributions to the capital of the Company. In any event, none of such monies will be repaid to the Managers prior to the receipt by the Company of the minimum capitalization unless authorized to be used prior to the minimum capitalization of the Company.

Managers Control. The Managers have complete control over the management of the Company which includes the production of the television series and each Musical and the exploitation of all of the Companys rights. Therefore, investors will not participate in the decision making process as far as management of the Company is concerned and may not hold the Managers liable for any action taken upon the advice of professionals or which do not constitute gross negligence or intentional misconduct.

Abandonment or Close of Production. The Managers have the right to abandon production of the television series and/or one or more Musicals at any time, for any reason whatsoever. In the case of such abandonment, the investors must be prepared for a loss, except to the extent that unspent amounts remain on account. Such amounts will be returned to the Members on a pro-rata basis. The investors may also recoup and/or make a profit for one or more productions even if one or more other productions are cancelled. Losses may be decreased if abandonment of a given production occurs following the vesting of the Companys rights to participate in subsidiary revenue, or if prior merchandising or album income previously had been earned.

Managers Right to Obtain and Make Loans. The Managers may obtain from third parties or any Manager may make loans to be repaid before return of the investors capital contributions without affecting the respective interests of the investors hereunder. If the Managers elect to borrow additional sums or advance funds in the Companys name, such loans or advances may result in considerable delay in the repayment of investors capital contributions to the Company or in a complete loss to investors if the gross receipts are not sufficient to meet operating expenses, repay loans and/or advances and the capital contributions of the investors.

Production of Musical at Minimum Capitalization Reduces Chance of Success. The Company may complete the offering upon raising at least 20,000,000. This amount represents the Managers estimate of the minimum amount required to produce the television series and each Musical for the television series. Capitalizing the Company at such a figure may result in either a less funds with which to meet contingencies or on which to draw for increased advertising or other expenditures that might be required to increase the likelihood of each Musicals success beyond the television series, and/or b a higher likelihood that there may be fewer productions, e.g., that there may be one or two live musical stage exploitations, rather than three. If amounts raised are closer to the Minimum offering amount, it is highly likely that the commercial productions of one more of the musicals will not be on Broadway or otherwise produced in a first class production. If amounts raised are closer to the Maximum offering amount, it is highly likely that the commercial productions at least one of the Musicals will be on Broadway or otherwise produced in a first class production.

Risk of Authorizing Immediate Use of Contribution Prior to Minimum Capitalization of the Company. If the investors have agreed to the use of his or her capital contribution to the Company prior to the minimum capitalization of the Company, such investors may lose part or all of their contribution if the Minimum offering amount is not raised and, as a result, there is no Program or live stage production completed. If the investor has not waived its right of refund, then, in such case, any remaining funds on account shall be paid back to such investors on a pro-rata basis in accordance with relative investment sizes.

Not All Contracts Have Been Entered Into. No written contracts have been entered into by the Company, and the Company expects to use the funds raised hereunder so as to transact with the necessary parties, obtain rights, and enter into the agreements necessary to effectuate the Companys purposes hereunder.

No Withdrawal from Company. Prospective investors should note that once their investment has been approved by the Managers and they become a Member of the Company, they cannot withdraw from the Company and demand the return of their investment. There will be no interest accrued, paid or available for withdrawal on contributions. The investments hereunder may not be used as security for any loan, debt or other obligation.

Offering Price of the Units Arbitrarily Determined. The offering price of 5,000 per unit has been arbitrarily determined by the Company based upon such factors as the proceeds to be raised by this offering, the lack of a public market for the Company interests and the capital requirements of the Company. There is no relationship whatsoever between such offering price and the assets or book value of the Company, or any other recognized criteria of value.

Federal Income Tax Consequences. The Company has not obtained and will not seek to obtain a ruling from the Internal Revenue Service or an opinion of counsel as to its status as a partnership for federal income tax purposes or as to any other issue. Prospective investors should consult their own tax advisers as to the tax consequences of investment in the Company.

Article III
USE OF PROCEEDS OF ISSUER

The net proceeds of the offering are estimated to be a minimum of 20,000,000 unless loans or prior contributions comprise part of the minimum capitalization and a maximum of 50,000,000, which includes the production costs of the television series and mounting of each musical up to the opening of each show on a Broadway stage in New York City, not to include weekly stage running costs to be paid by gross weekly box office receipts, or unanticipated expenses such as litigation.

The budgets available for review with this offering represent the Companys best estimate of its allocation of the net proceeds of this offering based upon its current plans and estimates regarding its anticipated expenditures. Actual expenditures to be made cannot be predicted with any degree of certainty and may vary substantially from these estimates. In particular, many of the personnel to be used in or in connection with the production of the Musical have not yet been selected and none of the key contracts have been negotiated.

The Managers reserve the right to revise budgets if productions costs become more or less expensive or if additional production items are required. The Managers make no representations with respect to the final actual production costs or cost of any items of production expenses. Furthermore, if the Managers in their best judgment and in good faith determine that a lesser sum than the maximum capitalization is sufficient to meet the production requirements of the Musical, it is anticipated that amongst other things, the reserve and advertising allocations will be reduced.

In the Managers best judgment, the minimum net proceeds under this offering will be sufficient to produce the television series and each Musical from the television series but one, two or three, and no more than three, live stage musicals may be produced and presented.

Article IV
DESCRIPTION OF THE BUSINESS

Television Series and Theatrical Industry

The Business plan for this venture consists of exploitation in two different media, namely television exhibition and live stage production.

It is expected that the television show will display to millions of viewers a musical competition program that highlights the competitive, challenging and dramatic creative process of the teams composing, writing, and mounting a show intended for stages throughout the United States.

The 13-week, reality competition television series is designed to portray in an entertaining and dramatic manner the struggle of creating an artistically and financially successful musical.

The entire musical is not seen during the series. Guided by mentors, only those deemed most entertaining will be performed. The story of the creators and their relationships and conflicts as they face the challenges of competition and musical development will offer another storyline.

Following the conclusion of the television series the Company shall enter the theatrical revenue-generating phase.

The commercial theater business in the United States is generally separated into two categories, New York and outside New York. New York is the central and principal venue for commercial theater in the United States with a significant resident population of theatergoers and a tourist population that attends the commercial theater regularly. We anticipate, due to the notoriety of each of the three musicals, that a Broadway production will occur. But it is important to note that for our business model, the litmus test for financial success of this endeavor is not predicated on a production occurring on a Broadway stage. In fact, the overhead and, especially, the marketing, advertising and publicity costs are significantly less in theaters outside New York, making for the potential of a greater financial return, assuming that the number of people attending and ticket prices are the same. Broadway, or the commercial theatrical industry in New York City, however, does provide for the greater likelihood of a open-ended runs and b premium higher ticket pricing.

The Managers shall obtain the right to present the play live on any stage from the author or authors of the play or musical. Such option is exclusive with respect to professional productions with a stock and amateur holdback in the United States, the British Isles, Australia, New Zealand and Canada, as well as certain other international territories. It is typical for the producer to pay the writer or writers a non-recoupable advance against a royalty to be paid to the writer or writers from the gross weekly box office receipts derived from the producers presentation or presentations of the play or musical. The royalty paid to the author or authors of a play is typically 4.5% of the gross weekly box office receipts. Occasionally, a play or musical is based on another work or on the life of a person. On these occasions, the producer would be required to obtain such rights to the other work or from the person who is the subject matter of the work. Typically, the holders of such rights would also be entitled to a royalty based on the gross weekly box office receipts; such amount is usually between 1% and 2%. Gross weekly box office receipts are usually defined as the receipts received from the sale of tickets for the show minus credit card costs, applicable amusement or sales tickets and certain pension and welfare union payments for Broadway only that do not usually amount to over 10%. On many occasions, the producers are able to negotiate the option to pay authors a share of weekly operating profits if any as opposed to a gross participation and the Managers will employ every best effort to do so and expect to do so.

When a producer is presenting a new play or musical or is presenting a play or musical that has not been previously presented in the United States, the producer will usually be entitled to vest a percentage of revenues earned by the author or authors in the future from the exploitation of the play or musical, including revenues from a film or television adaptation of the play or musical and future stage presentations of the work. This revenue participation is called subsidiary rights participation and the percentage is vested by the producer based upon the number of performances of the play or musical that is presented by him or her. The top subsidiary rights participation that can be earned by the producer is typically from 40% to 50%.

The theatrical producer with an option on a play or musical will usually form a legal entity in which to raise funds to produce the play or musical and to produce the play or musical. The producer will also begin the process of preparing the necessary offering papers to legally raise money from the public, usually as an exempt offering under federal and state securities laws. The customary entity employed in the theatrical industry is a Limited Liability Company. The producer will assign to such entity the rights he or she obtained by virtue of the option agreement with the writer or writers of the play or musical.
Very often the producer will team with other producers to
partner with him or her in presenting the play or musical and/or
in raising the necessary financing.   Because with this offering
the funding is being raised up front for the television production and the production of all three musicals that are featured on the Program, the Managers expect to save money, to the benefit of the Members hereunder, as a result of not having to engage professionals to effectuate offerings to capitalize three disparate live stage companies, or to give away substantial portions of the profits to a partners, b fund raisers and c other parties assisting in the capitalization. Moreover, since three musicals are expected to be produced, the gains from one or two may offset losses from another.

The producers of the play or musical will assemble the business and creative elements and personnel for the presentation of the play or musical. On the business side, the producers will retain a theatrical attorney, a general manager, a company manager, a theatrical press agent, a marketing specialist, an advertising firm, a production supervisor and other related personnel. On the creative side, the producers will retain a director, a cast and chorus, a choreographer, designers for the set, costumes, lighting, sound, a stage manager, a musical director, a conductor, a casting director and other related personnel. The compensation paid to the above-mentioned personnel is often paid in accordance with applicable collective bargaining organization rules. Many are entitled to royalties or otherwise increase weekly expenses, including the producers. In addition to the above, the producers must license a theater or, if producing a tour, must license a number of theaters in each city that it is planning to tour the show. Theater licenses often provide that the production pay a fixed rent, plus the expenses associated with the running of the theater facility such as ushers, climate control, utilities and equipment and a royalty based on a percentage of gross weekly box office receipts.

Developmental theaters that provided development towards the production of one or more musicals may be entitled to a royalty from subsequent productions on Broadway and/or in other commercial settings.

The show will usually require significant rehearsals prior to public performances of the play or musical. Rehearsals can typically be from four to fourteen weeks. Prior to a show opening on Broadway or Off- Broadway, it will run a number of preview performances before paying audience members. These preview performances will allow the producers and the creative personnel the chance to see how certain material is received by the audience and to make changes, if necessary, prior to the opening of the show. Just prior or after a play or musical opens, the critics for newspapers, television, magazines and other media will see the play or musical and write their reviews. Usually, the first reviews for the play or musical appear in public on opening night or the morning after.

Typically, a medium to large theater can gross between 250,000 and 2,000,000 per week. The point at which a given show breaks even depends upon a great many factors. On average, producers of a play or musical will attempt to keep the break-even point for a production at no more than 60% of the theaters potential gross. As noted above, many of a shows personnel including the producers are paid a percentage of a shows gross weekly box office receipts, weekly fee or share of weekly operating profits. As such, the amount of such compensation will vary from week to week depending upon the number of tickets sold.

Typically, as a show makes operating profits, 100% of such profits are paid to investors of the show until the investors are paid back in full. Thereafter, the investors and producers each are entitled to 50% of the adjusted net profits from the
show.   In this case, however, the three musicals will be cross-
collateralized for the benefit of investors. Namely, even after the recoupment of a given production, all net cash flow shall inure to the investors on a pro-rata basis until the investments hereunder which are being used for a package consisting of one television show and three stage productions are recouped in their entirety. In such a manner the gains from one musical will offset the losses of another; only following the recoupment by the investors of all monies invested hereunder will the Managers participate in Company Net Profits.

Article V
DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT
EMPLOYEES

Kristin Chenoweth
Kristin Chenoweth won a Tony Award in 1999 for her Broadway performance as Sally Brown in Youre a Good Man, Charlie Brown. In 2003, she received wide notice for originating the role of Glinda in the musical Wicked, including a nomination for another Tony. Her television roles have included Annabeth Schott in NBCs The West Wing and Olive Snook on the ABC comedy-drama Pushing Daisies, for which she won a 2009 Emmy Award for Outstanding Supporting Actress in a Comedy Series. Kristin also starred in the ABC TV series GCB in 2012. Kristins stage work includes five City Center Encores! productions, Broadways The Apple Tree in 2006, Promises, Promises in 2010 and On the Twentieth Century in 2015, as well as Off-Broadway and regional theatre. Chenoweth had her own sitcom Kristin in 2001, and has guest starred on many other television shows, including Sesame Street and Glee, for which she was nominated for Emmy Awards in 2010 and 2011. In films, she played significant roles in Bewitched 2005, The Pink Panther 2006 and RV 2006. She has also played roles in made-for-TV movies, such as Descendants 2015; done voice work in animated films such as Rio 2 2014 and The Peanuts Movie 2015 along with the animated TV series
Sit Down, Shut Up; hosted several award shows; and released several albums of songs, including A Lovely Way to Spend Christmas 2008, Some Lessons Learned 2011, Coming Home 2014
and The Art of Elegance 2016. Chenoweth also penned a 2009 memoir, A Little Bit Wicked.

Charles Jones II
Charles is a television producer who served many years as a consultant to the Walt Disney Company in its live entertainment division. In 2007, he was the managing producer of the Opening Ceremonies for the Tournament of Roses Parade seen by millions internationally. Formerly an entertainment reporter for PBS television, Charles served as a college music professor at Oklahoma City
University, where he met the other managers on the Opening Night team, Kristin Chenoweth and Regina Dowling.
He was a television producer at the NBC station in Oklahoma City, during the 1995 Oklahoma City bombing.
During that time he created innovative new television programming, including the only live television program for kids in America, TV Made From Scratch with a 16 year old as the host. He is the creator and executive producer for the Opening Night series and developed the business model for the Opening Night project. In addition to being a manager of the Company, CHARLES
JONES II serves as its chief operating officer and authorized signatory.

Regina Dowling
Regina earned a Bachelors degree in musical theater performance from Oklahoma City University and has performed in over 40 Musicals including leading roles in Elton John and Tim Rices Aida, She Loves Me, Will Rogers Follies, Carousel, Brownstone, South Pacific, Funny Thing Happened on the Way to the Forum, Into the Woods and Trouble in Tahiti. She has been seen on daytime soaps All My Children and Port Charles. Regina created and hosted two TV pilots Real Glamour with Regina Dowling and Adventures of the Pampered Pooch. A Lifestyle expert and beauty blogger, Regina created and hosted the popular site Glamour24-7 where her expertise in living a glamorous life through giving back, appealed to a worldwide audience resulting in many loyal followers. Currently, Regina is the Director of Educational Partnerships at the world renowned ArtCenter College of Design in Pasadena, CA where she oversees collaborations with major corporations and individuals who work on design projects with talented and creative students who attend ArtCenter from many different countries.

Article VI
COMPENSATION OF MANAGERS

Managers. The Managers are going to be the producers of each Musical. For the Production and for services rendered in the development of each Musical, the Managers will be entitled to receive, for their own account and not shared with the Members, the following producer compensation for their producing services: An executive producer fee of 50,000 per musical production, each, a producers management royalty of up to three 3% percent of GWBOR or weekly operating profits equivalent, collectively, and a weekly producers office fee of not more than 2,500, collectively, for any given week regardless of how many shows are currently playing.

Prospective investors should note that the foregoing compensation shall be in addition to the Managers 50% share of Adjusted Net Profits of the Company Adjusted Net Profits will mean Net
Profits subject to deductions to payments to general managers, developmental theaters that provided development for one or more musicals, and other personnel, if any, not to exceed 10% in the aggregate.

In addition, the Managers and/or any person, partnership, corporation or other entity in which the Managers are in any way interested may provide other services to the Company with all monies received to belong solely to the Manager furnishing such equipment for its sole benefit and account.

Article VII
SECURITIES BEING OFFERED

The securities being offered hereunder have not been registered under the Federal and State securities laws and therefore may not be resold unless registered or exempted from registration under applicable laws and regulations. The Managers shall have no obligation to register the Membership Interests at any time or to repurchase any of them from any investor.

The Members shall not have any personal liability for liabilities or obligations of the Company except to the extent of their capital contribution, and shall be indemnified against any further such obligation. The Members shall not be required to make any further or additional contribution to the Company or to lend or advance funds to the Company for any purpose. Notwithstanding anything to the contrary in the foregoing, i if any court of competent jurisdiction holds that distributions or any part thereof received by a Member pursuant to the provisions hereof constitute a return of capital and directs and requires that a Member pay such amount with or without interest thereon to or for the account of the Company or any creditor thereof, such obligation shall be the obligation of said Member and not of any other Member or the Company, and ii a Member shall indemnify and hold harmless the Company and each Member from any liability or loss incurred by virtue of the assessment of any tax with respect to such Members allocable share of the profits or gain of the Company.

LIMITED LIABILITY COMPANY MEMBER SIGNATURE PAGE FOR
MEMBERS

THE FOLLOWING SIGNS THE OPENING NIGHT ENTERPRISES, LIMITED
LIABILITY COMPANY OPERATING AGREEMENT AND AGREES TO BE BOUND
BY THE TERMS THEREOF.

Name of Subscriber:
Print Subscribers Name

Signature

Signers Name:

Title/Capacity:

Social Security or Tax ID:

Address:

Business address if other than Individual

Telephone:

Fax:

Capital Contribution:

SUBSCRIPTION OF:

____________________________________


ACCEPTED this _____ day of ____ 2017


MANAGING DIRECTOR OF OPENING NIGHT ENTERPRISES, LIMITED LIABILITY
COMPANY:

Charles Jones II Enterprises
By: Charles Jones II, Authorized Signatory